EXHIBIT 2
PRESS RELEASE
DENISON ANNOUNCES NEW SALES & MINING EXECUTIVES
Toronto, ON – January 10, 2008... Denison Mines Corp. (“Denison” or the “Company”) (DML:TSX, DNN: AMEX) today announced two new executive appointments to support its expanding production portfolio. Curt D. Steel has joined Denison as Vice President, Marketing & Sales effective immediately and Philip Buck will be joining Denison as Vice President, Mining as of January 28, 2008. Mr. Steel will be based in New Milford, Connecticut while Mr. Buck will be based in Denison’s Denver office.
Mr. Steel comes to Denison from NUKEM, Inc. where he had been Senior Trader since 1998. Prior to that, he worked in various capacities including brokerage, consulting and information services at The Uranium Exchange Co.
Mr. Buck is an industry veteran with more than 25 years of underground mining experience in the United States, Canada and South America. Most recently, he was General Manager, Canada for the Mining Services Division of Dynatec Corporation.
“The appointment of these talented and experienced individuals to our team is the first of many 2008 initiatives at Denison,” said E. Peter Farmer, CEO of Denison. “We are planning an active year with extensive exploration, expanded mine development, increased production and record sales revenue.”
Denison Mines Corp. is a premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin Region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. The Company has ownership interests in two of the four conventional uranium mills operating in North America today. The Company also has one of the largest uranium exploration programs among intermediate uranium companies with large land positions in the United States, Canada, Zambia and Mongolia. Development work is currently underway in Zambia, Mongolia and at the Midwest deposit in Saskatchewan. The combination of a diversified mining asset base with parallel ownership of milling infrastructure has uniquely positioned the Company for growth and development in the future.
For further information, please contact:

E. Peter Farmer	(416) 979-1991 ext. 231
Ron Hochstein	(604) 689-7842
James Anderson	(416) 979-1991 ext. 372

Cautionary Statements
This news release contains “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation, concerning the business, operations and financial performance and condition of Denison Mines Corp. (“Denison”).
Forward looking statements include, but are not limited to, statements with respect to estimated production; the expected effects of possible corporate transactions, the development potential of Denison’s properties; the future price of uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of exploration activities; permitting time lines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements, including but not limited to risks related to: unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of uranium and vanadium; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 27, 2007 available at www.sedar.com and its Form 40-F available at www.sec.gov. Although management of Denison has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.
There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Denison does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. Readers should refer to the Annual Information Form and the Form 40-F of the Company for the fifteen month period ended December 31, 2006 and other continuous disclosure documents filed since December 31, 2006 available at www.sedar.com and www.sec.gov, for further information relating to their mineral resources and mineral reserves.
Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: This news release uses the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

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